UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 19, 2007
Date of Report
(Date of earliest event reported)

Novell, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-13351 (Commission File Number)	87-0393339 (IRS Employer Identification Number)

404 Wyman Street, Suite 500
Waltham, MA 02451
(Address of principal executive offices)

(781) 464-8000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Item 8.01 Other Events

As previously announced, Novell, Inc. (“Novell”) initiated a voluntary review of its historical stock-based compensation practices and the related potential accounting impact. Based on preliminary findings, the Audit Committee of Novell's Board of Directors engaged independent outside legal counsel to assist with the conduct of the review. As a result of the ongoing review, Novell delayed the filing of its Quarterly Reports on Form 10-Q for the fiscal quarters ended July 31, 2006 and January 31, 2007 and its Annual Report on Form 10-K for the fiscal year ended October 31, 2006.

The investigatory portion of the review, which is now substantially complete, has not identified any intentional wrongdoing by any former or current Novell employees, officers or directors. Management believes, however, based on the findings of the review thus far, together with the assistance of management's separately retained outside legal counsel and forensic accounting firm, that Novell utilized incorrect measurement dates for some of the stock-based compensation awards granted during the review period, November 1, 1996 through September 12, 2006. As such, Novell will need to revise the measurement dates utilized for these awards for financial accounting and reporting purposes and will be required to recognize additional stock-based compensation expense as a result. As of the date of this report, Novell has not yet determined with finality the amount of the stock-based compensation charges that will result from the adjustment in measurement dates, the resulting tax and accounting impact of such charges, or the impact of such charges on its previously issued financial statements.

Novell and its advisers continue to work diligently on the review and the company will disclose the results once the review is completed. At this time, however, Novell is not in a position to predict when the review will be completed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novell, Inc. (Registrant)
Date: April 19, 2007	By /s/ Joseph A. LaSala, Jr. Senior Vice President, General Counsel and Secretary